Exhibit 10.1

HOLOGIC, INC.
DEFERRED EQUITY PLAN

ADOPTED EFFECTIVE SEPTEMBER 17, 2015

ARTICLE 1
Nature and Purpose of Plan

1.1    Nature. This document, the Hologic, Inc. Deferred Equity Plan, became effective upon its adoption by the Committee on September 17, 2015 (the “Effective Date”). The Plan has been adopted by the Committee pursuant to the authority granted to the Committee under the EIP and is subject in all respects to the terms and conditions of the EIP.  The Plan is intended to be a nonqualified deferred compensation plan within the meaning of Code Section 409A, to be construed and administered in accordance with the Section 409A Standards.

1.2    Purpose. The purpose of the Plan is to provide Eligible Participants with an opportunity to defer taxation of all or a portion of their Eligible Equity Awards and to accumulate Company stock in a tax-efficient manner.

1.3 Unfunded Plan. This plan is an unfunded top-hat plan maintained primarily to provide deferred compensation benefits for a “select group of management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

ARTICLE 2
Definitions

2.1    Definitions. As used in the Plan, the following words and phrases, when capitalized, have the following meanings:

(a)    “Account” means, with respect to a Participant, a bookkeeping account established for the Participant pursuant to Article 3 as a Deferred DSU Account.

(b)    “Affiliate” means (1) any corporation that is a member of a controlled group of corporations (as defined in Code section 414(b)) of which the Company is also a member, (2) any trade or business, whether or not incorporated, that is under common control (as defined in Code section 414(c)) with the Company, (3) any trade or business that is a member of an affiliated service group (as defined in Code section 414(m)) of which the Company is also a member, or (4) to the extent required by regulations issued under Code section 414(o), any other organization. The term “Affiliate,” however, does not include any corporation or unincorporated trade or business prior to the date on which that corporation, trade, or business satisfies the affiliation or control tests of (1), (2), (3), or (4) above.

(c)    “Beneficiary” means the person or persons designated pursuant to Section 5.3 to receive benefits under the Plan in the event of a Participant’s death.

(d)    “Board of Directors” means the Board of Directors of the Company.

(e)    “Cash Compensation” means, with respect to an Eligible Participant for a Plan Year, compensation payable to the Eligible Participant by the Company or any of its Affiliates for the Plan Year in the form of cash.

(f)    “Change of Control" shall have the meaning assigned to such term in the EIP, provided that such transaction must also constitute a “change in control event” as defined in Treasury Regulation Section §1.409A-3(i)(5), to the extent required by the Section 409A Standards.

(g)    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Reference to a particular section of the Code includes reference to any regulations issued by the Department of Treasury under that section and any notices and other releases issued by the Internal Revenue Service interpreting or implementing that section.

(h)    “Committee” means the Compensation Committee of the Board of Directors.

(i)	“Company” means Hologic, Inc.

(j)    “Company Stock” means common stock of the Company.

(k)    “Deferred DSU Account” means, with respect to a Participant, the Account established for the Participant pursuant to Section 4.5.

(l)    “Deferred DSUs” means Eligible Equity Awards that are deferred in accordance with Section 4 and then are settled and distributed to a Participant in shares of Company Stock in accordance with Article 5.

(m)    “Director” means a member of the Board of Directors.

(n)    “EIP” means the Hologic, Inc. Amended and Restated 2008 Equity Incentive Plan, as it may be amended from time to time, and any successor to that plan.

(o) “Eligible Equity Awards” means, with respect to an Eligible Participant for a Plan Year, restricted stock units and performance stock units granted under the EIP, or portions of such awards, with a vesting date or dates that occur on or after November 1, 2016. Options to purchase the Company’s common stock are not eligible for deferral under the Plan.

(p) “Eligible Participant” means any (x) Director who is not an employee of the Company or any of its Affiliates or if so determined by the Board of Directors or (y) any employee of the Company or any of its Affiliates who is a designated member of the Company’s Executive Leadership Team, Division President, Corporate Vice President or is otherwise designated as an eligible participant by the Board of Directors or the Committee.

(q)  “Participant” means an Eligible Participant who becomes a participant in the Plan pursuant to Section 3.1 and has not ceased to be a Participant pursuant to Section 3.2.

(r)   “Payment Event” means, with respect to Deferred DSUs, the earliest of (1) a Participant’s Separation from Service, plus, if applicable, a specified number of years following such separation as set forth on the Participant’s governing election form, (2) the Participant’s death and (3) a Change of Control.

(s) “Permissible Trading Day” means a day that satisfies each of the following requirements: (1) the Nasdaq Global Market is open for trading on that day; (2) the Participant is permitted to sell shares of Company Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended; (3) the Participant is either (a) not in possession of material non-public information that would make it illegal to sell shares of Company Stock on that day under Rule 10b-5 of the Securities and Exchange Commission or (b) Rule 10b5-1 of the Securities and Exchange Commission is applicable; (4) under the Company’s Insider Trading Policy, the Participant is permitted to sell shares of Company Stock on that day; and (5) the Participant is not prohibited from selling shares of Company Stock on that day by a written agreement between the Participant and the Company or a third party.

(t) “Plan” means this Hologic, Inc. Deferred Equity Plan, as amended from time to time.

(u)   “Plan Year” means a fiscal year of the Company beginning on or after September 27, 2015, and each successive fiscal year thereafter.

(v)    “Section 409A Standards” means the applicable requirements and standards for nonqualified deferred compensation plans established by Code Section 409A.

(w)    “Separation From Service” means, with respect to a Participant, a “separation from service” as defined in accordance with the Section 409A Standards, including Treasury Regulation §1.409A-1(h), and shall include, for the avoidance of doubt, as a “separation from service” as a result of a Participant’s disability. The Committee may, but need not, elect in writing, subject to the applicable limitations under the Section 409A Standards, any of the special elective rules prescribed in §1.409A-1(h) for purposes of determining whether a Separation From Service has occurred. Any such written election will be deemed to be part of the Plan.

(x)    “Specified Employee” has the meaning given in Code Section 409A(a)(2)(B)(i).

ARTICLE 3
Participation

3.1    Commencement of Participation. An Eligible Participant will become a Participant by filing an election form in accordance with the provisions of Section 4.1.

3.2    Duration of Participation. A Participant will remain a Participant until he or she has received all payments to which he or she is entitled under the terms of the Plan.

3.3 Determination of Eligible Participants. The Board of Directors or the Compensation Committee shall determine Eligible Participants under the Plan from time to time in its sole and absolute discretion.

ARTICLE 4
Elections and Accounts

4.1    Deferral Election. Prior to the beginning of each Plan Year, each Eligible Participant may elect in writing, in the manner and on the form prescribed by the Committee, to defer settlement of all or a portion of the Eligible Participant’s Eligible Equity Award that will or may be granted in the following Plan Year and have the deferred amount credited, as Deferred

DSUs, to a Deferred DSU Account pursuant to Section 4.3. A Participant’s deferral election for a Plan Year will become irrevocable on the day preceding the first day of the Plan Year. Notwithstanding the foregoing, Participants may make a deferral election (i) in the thirty (30) days following the Plan’s Effective Date with respect Eligible Equity Awards to be issued in Plan Year beginning on September 27, 2015 and (ii) make, prior to October 31, 2015, a one-time election to deferred Eligible Equity Awards issued prior to September 17, 2015 with respect to amounts thereof vesting on or after November 1, 2016.

4.2    Deemed Non-Election. If a Participant fails to make a timely deferral election in accordance with Section 4.1 for a Plan Year, the Participant will be deemed to have elected not to defer any portion of his Eligible Equity Award for the Plan Year.

4.3     Deferred DSU Account. A Deferred DSU Account will be established for any Participant who makes an election described in Section 4.1 for any Plan Year. For each Plan Year for which a Participant makes an election described in Section 4.1 with respect to all or a portion of his or her Eligible Equity Award, the Participant’s Deferred DSU Account will be credited with a number of Deferred DSUs equal to the number of shares subject to the Eligible Equity Award that otherwise would been settled if the Participant had not made a deferral election described in Section 4.1.

4.4    Dividend Equivalent. Unless otherwise determined by the Committee, if dividends are paid or distributed with respect to the Company’s Stock and to the extent that an Eligible Equity Award that has been deferred in accordance with Section 4.1, then the Participant shall have dividend equivalents (the “Dividend Equivalents”) credited to his or her Deferred DSU Account in an amount equal in value to the amount of the dividend or property distributed on a single share of Company Stock, multiplied by the number of Deferred DSU’s credited to the Participant’s Deferred DSU account as of the record date for such dividend or distribution.

4.5   Account Records. Participants will be able to access records of their Deferred DSU Account balances online or telephonically through the appropriate record keeper.

ARTICLE 5
Payment of Deferred Amounts

5.1       Timing of Payment of Deferred DSU Accounts. Upon a Payment Event, the total number of vested Deferred DSUs and Dividend Equivalents, if any, credited to the Participant’s Deferred DSU Account will be settled in a lump sum in shares of Company Stock

(with one share of Company Stock payable for each whole Deferred DSU and associated Dividend Equivalents) on the earliest of:

(a)	As soon as reasonably practicable after the Participant’s death;

(b)
If so elected by a Participant in an election form, if the Payment Event is a Separation From Service, plus, if applicable, the elected number of years following separation, and subject to Section 5.2 below, on the first Permissible Trading Day that occurs on or after the date of the Participant’s Separation From Service, plus, if applicable, the elected number of years following separation, and in any event prior to the end of the calendar year in which such Separation From Service occurs, plus, if applicable, the elected number of years following separation, even if there has been no Permissible Trading Day during such year; or

(c)	Such other time that may be elected in accordance with Treasury Regulation 1.409A-2(b)(1).

(d)	If the Payment Event is a Change of Control, immediately prior to the closing of a transaction that constitutes a Change of Control.

5.2    Delay For Specified Employees. Notwithstanding section 5.1, in the event that (a) the Payment Event is a Separation From Service (assuming no additional number of years following separation was elected as a Payment Event by the Participant at the time of deferral), and (b) a Participant is a Specified Employee at the time of his Separation From Service, then any vested Deferred DSUs that would otherwise have been settled during the six-month period following such Participant’s Separation From Service, shall instead be settled on the six-month anniversary of such Participant’s Separation From Service.

5.3     Designation of Beneficiary. A Participant may designate a Beneficiary or Beneficiaries under the Plan to receive payment of the Participant’s Accounts upon the Participant’s death by submitting a completed Beneficiary designation to the Committee’s designated record keeper, in the form and manner prescribed by the Committee or its designee, before the Participant’s death. If the Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant, the Participant’s Beneficiary will be the Participant’s estate.

5.4    Unvested Deferred DSUs. The extent to which Deferred DSUs are vested will be determined by the terms of the EIP and the governing award agreement for the Eligible Equity Award.

ARTICLE 6
Nature of Claims for Benefit Payments

6.1    Obligation of the Company. The Company will establish on its books a liability with respect to its obligations for benefits payable under the Plan to Participants and their Beneficiaries.

6.2    Participants’ Rights Unsecured. The Plan is unfunded. The right of any Participant to receive payment of deferred amounts under the provisions of the Plan will be an unsecured claim against the general assets of the Company. The maintenance of individual Participant Accounts is for bookkeeping purposes only. The Company is not obligated to acquire, segregate, or set aside, in trust or otherwise, any assets of any kind for the discharge of its obligations under the Plan, nor will any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company’s obligations under the Plan.

ARTICLE 7
Administration

7.1    Plan Administrator. The Committee will be the administrator of the Plan and will have full discretionary power and authority to administer the Plan in all of its details.

7.2    Powers of the Committee as Administrator. The Committee’s powers as administrator of the Plan will include, but will not be limited to, the following discretionary authority, in addition to all powers and authority provided elsewhere in the Plan:

(a)    to make and enforce such rules, regulations, and procedures, consistent with the terms of the Plan, as the Committee deems necessary or proper for the efficient administration of the Plan;

(b)    to interpret the terms and provisions of the Plan and to decide any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

(c)    to determine the amounts to be distributed to any Participant or Beneficiary in accordance with the terms of the Plan and determine the person or persons to whom such amounts will be distributed;

(d)    to allocate or delegate its powers to other persons; and

(e)    to appoint persons to carry out administrative and recordkeeping functions with respect to the Plan.

7.3    Finality of Committee Determinations. Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan, or in carrying out or administering the Plan, will be final and binding for all purposes and upon all interested persons in the absence of clear and convincing evidence that the determination or interpretation was made arbitrarily or capriciously.

7.4    Claims Procedures. Any person making a claim for benefits under the Plan must submit the claim in writing to the Committee or its designee. If the Committee or its designee denies the claim in whole or in part, it will issue to the claimant a written notice explaining the reasons for the denial (with specific reference to the Plan provisions on which the denial is based) and identifying any additional information or documentation that might enable the claimant to perfect the claim. The claimant may, within 60 days of receiving a written notice of denial, submit a written request for reconsideration to the Committee or its designee, together with a written explanation of the basis for the request. The Committee or its designee will consider any such request and will provide the claimant with a written decision, which will include a written explanation of the reasons for the decision (with reference to the specific Plan provisions on which the decision is based). All interpretations, determinations, and decisions of the Committee with respect to any claim will be final and conclusive in the absence of clear and convincing evidence that the interpretation, determination, or decision was made arbitrarily or capriciously.

7.5    Indemnification. The Company agrees to indemnify and hold harmless any member of the Committee, any employee or former employee to whom the Committee delegates or allocates any of the Committee’s responsibilities under the Plan, and any employee or former employee who has been asked to assist the Committee in any way (together, the “indemnified persons”) against any liability (including, without limitation, payment of attorney’s fees) that the indemnified person may incur as a result of the discharge of his or her duties and responsibilities in good faith under the Plan.

7.6    Right to Suspend Benefits and Correct Errors. To the extent consistent with the Section 409A Standards, the Committee or its designee may delay any payment until satisfied as to the correctness of the payment or the person to receive the payment or to allow filing in any court of competent jurisdiction for a legal determination of the benefits to be paid and the person to receive them. The Committee specifically reserves the right to correct errors of every sort, and each Participant hereby agrees, on his own behalf and on behalf of any Beneficiary, to any method of error correction specified by the Committee or its designee. The Committee is authorized to recover any payment made in error.

7.7    Incapacity. If the Committee or its designee determines that any person entitled to benefits under the Plan is a minor, an incompetent person, or other person incapable of providing a valid receipt, then any payment due to that person may be paid for the benefit of that person to the person’s spouse, parent, or other party providing or reasonably appearing to provide for the care of that person, unless a duly qualified guardian or other legal representative has been appointed, in which case payment will be made to that guardian or legal representative.

7.8    Legal Holidays. If any day on (or on or before) which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, that action may be taken on (or on or before) the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided that this Section 7.8 does not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.

ARTICLE 8
Amendment or Termination of the Plan

The Company expects to continue the Plan in effect, but it reserves the right to amend the Plan, by action of the Board of Directors or its designee, in any respect at any time (retroactively if the Company so provides) and to terminate the Plan; provided, however, that no amendment or action may, without the consent of the affected Participant, reduce the Account of a Participant. Any amendment or termination will be set forth in a written instrument and signed by a duly authorized representative of the Company. In the event of an amendment or termination of the Plan, a Participant’s benefits will not be less than the amount credited to the Participant’s Accounts immediately prior to the amendment or termination.

ARTICLE 9
Miscellaneous

9.1    No Assignment or Alienation. No payee may assign any payment due him under the Plan. No benefits at any time payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, or otherwise encumber any Plan benefit, whether payable presently or in the future, will be void.

9.2    Limitation of Rights. Neither the establishment nor amendment of the Plan, nor the payment of any benefits, will be construed as giving any individual any legal or equitable right against the Company, the Committee, or any Trustee. In no event will the Plan be deemed to constitute a contract between any individual and the Company, the Committee, or any Trustee.

9.3    Receipt and Release. Any payment of a benefit under the Plan to any Participant or Beneficiary will be in full satisfaction of all claims with respect to the benefit under the Plan against the Company and the Committee.

9.4    No Effect on Future Service. Nothing in the Plan, nor any action taken under the Plan, shall be construed as giving any Participant a right to continue in service to the Company or any of its Affiliates as an employee, director or non-employee consultant.

9.5    Severability.     If any provision of the Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will remain fully enforceable.

9.6    Successor Company. In the event of the dissolution, sale, merger, consolidation, or reorganization of the Company, provision may be made by which a successor to all or a major portion of the Company will have all of the powers, duties, and responsibilities of the Company under the Plan.

9.7    Headings and Subheadings. Headings and subheadings are inserted for convenience only and are not to be considered in the construction of the provisions of the Plan.

9.8    Governing Law. To the extent not preempted by federal law, the Plan will be governed by, and construed and administered in accordance with, the laws of the Commonwealth of Massachusetts.

ARTICLE 10
Rules of Construction

10.1    Rules of Construction. The following rules of construction will govern in interpreting the Plan:

(a)    Words used in the masculine gender will be construed to include the feminine gender, where appropriate, and vice versa.

(b)    Words used in the singular will be construed to include the plural, where appropriate, and vice versa.

(c)    If any provision of the Plan is held to be illegal or invalid for any reason, that provision will be deemed to be null and void, but the invalidation of that provision will not otherwise impair or affect the Plan.

(d)    The Plan is intended to comply with Code Section 409A, and it will be construed and administered accordingly. The provisions of the Plan and all deferral elections under Plan will be effected, construed, interpreted, and applied in a manner consistent with Section 409A Standards. To the extent that any terms of the Plan or a deferral election would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by such Code Section.